Exhibit 10.8

FOUNDATION COAL HOLDINGS, INC.

2004 STOCK INCENTIVE PLAN

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, is made effective as of January 1, 2009 (the “Date of Grant”), between Foundation Coal Holdings, Inc. (the “Company”) and [insert director name] (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Amended and Restated Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock Units provided for herein to Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.        Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.        Grant of Restricted Stock Units.  The Company hereby grants to Participant Restricted Stock Units worth $75,000 effective January 1, 2008, and every January 1st thereafter until the Committee decides otherwise, subject to adjustment as set forth in the Plan. A Restricted Stock Unit is an unfunded, unsecured right of the Participant to receive a share of the Company’s common stock, par value $0.01 per share (the “Shares”). The Participant shall not possess any incidents of ownership in the Restricted Stock Units until such Restricted Stock Units have vested. The Fair Market Value on the December 31st preceding the Date of Grant shall be used to determine the actual number of Restricted Stock Units granted to the Participant. By entering into this Agreement, the Participant agrees to be bound by all terms and conditions of this Agreement and the Plan, as amended from time to time.

3.        Restrictions on Transfer of Shares.  Unless otherwise determined by the Committee or permitted by the Plan, a Restricted Stock Unit may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary by will or by the laws of descent and distribution shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. For purposes of this Agreement, the Restriction Period shall

Directors Annual Equity - Restricted Stock Agreement – [insert director name].	1

mean the period from the Date of Grant until the December 31st following the Date of Grant; subject to the Participant’s continued service as a director of the Company, the Restriction Period shall lapse with respect to one hundred percent (100%) of the Restricted Stock Units on the December 31st following the Date of Grant and are one hundred percent (100% ) vested. Notwithstanding the foregoing, upon a Change in Control, the Restriction Period shall lapse with respect to the Restricted Stock Units, and the Restricted Stock Unit shall thereby be free of such restrictions.

4.        Forfeiture of Restricted Stock Units.  If Participant’s services shall terminate prior to the expiration of the Restriction Period for any reason, any Restricted Stock Units with respect to which the Restriction Period has not yet lapsed shall, upon such termination of service, be forfeited by Participant to the Company, without the payment of any consideration or further consideration by the Company, and neither Participant nor any successors, heirs, assigns, or personal representatives of Participant shall thereafter have any further rights or interest in the Restricted Stock Units under this Agreement.

5.        Delivery of Shares Underlying the Restricted Stock Units.  Unless earlier cancelled pursuant to Section 4 above, on or about the January 1st following the Date of Grant, the Company shall issue or cause there to be transferred to the Participant a number of Shares equal to the Restricted Stock Units awarded to the Participant under this Agreement.

6.        No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving Participant the right to be retained as a non-employee director of the Company or any Affiliate.

7.        Securities Laws.  Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, a Restricted Stock Unit may not be delivered prior to the completion of any registration or qualification of the Restricted Stock Units or the Shares to which they relate under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable. Upon the acquisition of any Shares hereunder, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

8.        Certificates.  As soon as practicable following the vesting of the Shares underlying the Restricted Stock Units, the Company shall issue Shares (electronically) in the Participant’s name for such Shares. In the event the Company issues a certificate at the Participant’s request, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificate to the Participant, any loss by the Participant of the certificate, or any mistakes or errors in the issuance of the certificate or in the certificate itself.

9.        Legend on Certificates.  The certificates representing the Shares issued to the Participant in respect of the Restricted Stock Units may be subject to such stop transfer orders and other restrictions as the

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Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws or the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.        Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to Participant at the address last appearing in the records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.        Entire Agreement.  This Agreement, together with the Stockholders Agreement and the Plan, embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

12.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

13.        Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

FOUNDATION COAL HOLDINGS, INC.

By:
Michael R. Peelish
Its:	Sr. VP Safety and Human Resources

Director

Directors Annual Equity - Restricted Stock Agreement – [insert director name].	3